                                                                   Exhibit 99.1

[POLYONE LOGO]



                                                         N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

                  POLYONE TO EXIT NEVADA ENGINEERED FILMS PLANT

CLEVELAND- March 26, 2003 - PolyOne Corporation (NYSE: POL) announced today that it intends to close its Engineered Films plant in Yerington, Nevada, by the end of second-quarter 2003 if the Company is unable to quickly sell the facility as an ongoing operation. Yerington, one of four plants within PolyOne's Engineered Films unit, employs approximately 85 people.

"Yerington has an excellent record of customer satisfaction, but we need to reduce excess production capacity and realign PolyOne's product portfolio to available capacity," said Thomas A. Waltermire, chairman and chief executive officer. "We are responding to the continuing slowdown in sales demand for certain custom film products, as well as low margins in a number of the markets."

Yerington produces a variety of film products, including film for bookbinder covers. While PolyOne intends to carefully transition a number of its Yerington products to other Engineered Films facilities in either New Jersey, Pennsylvania or Virginia, it will also cease manufacturing certain products with low margins.

PolyOne projects that closing the Yerington plant would yield an annualized pre-tax earnings improvement of $1.8 million because reduced plant costs exceed the variable margin on exited sales. Further, PolyOne would monetize an estimated $5 million of commercial working capital and property and building. Restructuring costs are projected to total $6.3 million, of which $2.8 million would be cash closure costs. The Company estimates the pre-tax earnings charge in the first and second quarters of 2003 would be approximately $4.5 million and $1.5 million, respectively.

Employees affected by a Yerington closing would be eligible for severance benefits and outplacement services, and also would be eligible to apply for any job openings at other locations within the Engineered Films business group.

About PolyOne
PolyOne Corporation, with 2002 revenues of $2.5 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.

PolyOne Media & Investor Contact:    Dennis Cocco
                                     Vice President Investor Relations
                                     & Communications
                                     216.589.4018

FORWARD-LOOKING STATEMENTS
In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving estimated and actual savings related to restructuring programs; (2) delays in achieving or inability to achieve the Company's strategic value capture initiatives, including cost reduction and employee productivity goals, or achievement of less than the anticipated financial benefit from the initiatives; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;
(10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company;
(11) an inability to launch new products and/or services that strategically fit the Company's businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) a delay or inability to achieve targeted debt levels through divestitures or other means; and (16) a delay or inability to replace the Company's current receivables sale facility by June 30, 2003.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #303)














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